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B. RILEY PRINCIPAL MERGER CORP. II

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In connection with the previously announced potential business combination (the “business combination”) between B. Riley Principal Merger Corp. II (the “Company”) and Eos Energy Storage LLC (“Eos”), on September 1, 2020, Eos issued a press release announcing certain business-related updates, a copy of which is filed herewith as soliciting material.

Eos Energy Storage Announces Agreement for 500 MWh Project with Carson Hybrid Energy Storage

EDISON, N.J. SEPTEMBER 1, 2020 -- Eos Energy Storage (“Eos”), a leading manufacturer of safe, low-cost, and long-duration zinc hybrid cathode (Znyth™) battery energy storage systems, today announced that it has entered into an agreement to supply Carson Hybrid Energy Storage, LLC (“CHES”) with 500 MWh of integrated AC battery energy storage systems (“BESS”). Eos will manufacture, design and deliver its zinc-based battery solutions to CHES starting in the first quarter of 2023. These safe, sustainable, long duration battery solutions will be used in parallel with existing power generation and substation architecture to store renewable energy generated capacity, and to provide power quality and better resilience to the California Power Grid.

“The recent rolling blackouts in California call for another transformation in energy, this time related to supply. We believe long duration energy storage is going to play a pivotal role in this transformation over the next three to five years,” commented Dr. Balki G. Iyer, Chief Commercial Officer of Eos. “Eos is delighted to be partnering with an innovator such as CHES, which is seeking to build this project to provide solutions around a premium zone in Los Angeles. Eos’s zinc batteries are non-flammable, built with environmentally friendly materials, and are manufactured right here in the USA. They are a perfect fit for addressing the need which we have seen from some of our recent projects in California on a smaller scale.”

Peter Reardon, President of CHES, commented, “California needs fire safe, large scale energy storage located in our cities and towns to provide grid reliability as we move towards our zero carbon future. The recent blackouts showed that California cannot rely on out of state imports during climate induced heat waves affecting regions and not individual states. CHES is committed to developing safe energy storage solutions located in the Los Angeles basin. We seek to partner on this project and a second project with LA’s Load Serving Entities (LSE) that value our safe, city based product. With support from Southern California Edison, we are going to maximize the benefit of an existing interconnect to allow for this important energy storage resource to be located in the Los Angeles basin. Choosing Eos was easy, as their zinc aqueous technology is safe from fire, made in the USA, and provides green jobs. We will implement a pilot 1 MW behind the meter project in the Los Angeles basin in 2021 and then scale rapidly.”

About Carson Energy Storage, LLC

Headquartered in California, CHES operates under the California Independent System Operator Corporation (“CAISO”) tariff as a grid connected generator.

About Eos Energy Storage

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Armed with a patent for a membrane-free zinc battery technology, Eos has been pursuing this opportunity since 2008 when it was founded. Eos Energy Storage has 10+ years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates the Company’s aqueous, zinc battery technology (Znyth®) to provide a safe, scalable, and sustainable alternative to Lithium Ion.

To learn more about Eos, please visit: https://eosenergystorage.com.

Contact

For Investor Relations, please contact ir@eosenergystorage.com.

For Media Relations, please contact media@eosenergystorage.com.